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                                                                   EXHIBIT 99(a)

[POPULAR Inc. LOGO]

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685
Or visit our web site at http://www. popularinc.com




April 9, 1999                                                       News Release


          POPULAR, INC. EARNINGS FOR THE QUARTER ENDED MARCH 31, 1999




     Popular, Inc. (the Corporation) net income for the first quarter of 1999 was $63.7 million as compared with $54.8 million reported for the same quarter of 1998, an increase of $8.9 million or 16.2%. Earnings per common share (EPS) for the quarter were $0.45, based on 135,709,287 average shares outstanding, or 15.4% higher than $0.39 for the quarter ended March 31, 1998, based on 135,435,096 average shares outstanding. Net earnings for the last quarter of 1998 were $62.5 million, or $0.44 per share, based on 135,637,327 average shares then outstanding.

     The Corporation's return on assets (ROA) and return on common equity (ROE) for the first quarter of 1999 were 1.14% and 16.03%, respectively. For the same period of 1998, the Corporation reported ROA and ROE of 1.14% and 15.36%, respectively. For the last quarter of 1998, these ratios were 1.13% and 15.84%.


     The rise in the Corporation's net income for the first quarter of 1999, when compared with the same period a year ago, was driven by an increase of $23.5 million in net interest income and $19.1 million in other revenues, partially offset by rises of $29.5 million in operating expenses, $2.2 million in the provision for loan losses and $2.5 million in income taxes.

     Net interest income, the principal source of earnings of the Corporation, grew to $236.2 million, primarily as a result of an increase of $1.7 billion in the average volume of loans. The average balance of the commercial and mortgage loan portfolios rose $1.2 billion and $446 million, respectively. The increase in the volume of earning assets was funded through a higher volume of deposits and borrowings. The net interest yield for the quarter ended March 31, 1999, was 4.39%.
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2-POPULAR, INC. 1999 FIRST QUARTER RESULTS

compared with 4.66% for the first quarter of 1998. The reduction in the net interest yield resulted from a decrease of 40 basis points in the average yield on earning assets, particularly in the investment portfolio, partially offset by a decrease in the cost of funds, mostly as a result of a lower interest rate scenario. For the last quarter of 1998, the net interest yield was 4.44%

     The increase in the provision for loan losses resulted from a rise in the Corporation's loan portfolio and an increase in non-performing assets. Net charge-offs for the quarter ended March 31, 1999, were $25.9 million or 0.78% of average loans compared with $27.5 million or 0.96% for the first quarter of 1998, and $30.6 million or 0.96% for the fourth quarter of 1998.

     Total non-interest income, excluding securities and trading transactions, grew $20.5 million or 30.8%, from $66.4 million for the first quarter of 1998 to $86.9 million for the same period in 1999. This growth was attributed to an increase of $11.7 million in other service fees, $5.8 million in other operating income and $2.9 million in service charges on deposit accounts. The increase in other service fees is attributed to a rise of $4.1 million in credit card fees and discounts due to the growth in credit card net sales and a higher number of credit card active accounts. Also, check cashing fees increased $2.1 million and debit card fees rose $1.3 million, reflecting the increasing trend of new merchants, point of sale (POS) terminals and transactions. In addition, fees related to the sale and administration of investment products rose $1.7 million, mostly as a result of the issuance of a mutual fund during the first quarter of 1999, by the Corporation's broker/dealer subsidiary. The increase in other income mainly resulted from a loan securitization of $125 million at Equity One, which resulted in a pretax gain of $3.2 million, and higher gains on sales of mortgage loans. Service charges on deposit accounts increased due to a higher activity on commercial and retail accounts and a higher volume of deposits.

     The Corporation recognized a net gain of $0.5 million on the sale of securities for the first quarter of 1999, compared with $0.9 million in the same quarter last year. Also, during the first three months of 1999, the Corporation realized a net loss on trading transactions of $0.3 million compared with a net gain of $0.7 million in the same quarter last year.

     Personnel costs increased $12.6 million as compared with the first quarter of 1998, of which $10.9 million was reflected in the salary expense category. The increase in salaries is mostly related to the growth of the Corporation through acquisitions performed in the U.S. mainland and the
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3-POPULAR, INC. 1999 FIRST QUARTER RESULTS


Dominican Republic during the third and fourth quarters of 1998, and the expansion of its operations. Pension and other benefits increased $1.1 million compared with the first quarter of 1998.

     Other operating expenses increased $16.9 million, reaching $105.9 million for the first quarter of 1999. The rise in other operating expenses was primarily in business promotion, equipment, net occupancy and professional fees. Business promotion rose $2.8 million mostly as a result of the institutional campaign in the continental U.S. and the promotional efforts related to the credit card program in the U.S. Also, there were expenses related to a new television and newspaper campaign at Popular Mortgage in Puerto Rico, after the merger of the mortgage origination department of BPPR during 1998. Equipment expenses grew $2.7 million mostly due to the investment needed to support the growth of the Corporation's business activity and geographical expansion, including costs related to the expansion of the electronic payment system and new technology. In addition, there were higher expenses related to Year 2000 equipment and software upgrades. Net occupancy expenses increased $2.7 million mostly as a result of the Corporation's growth and expansion. The increase in professional fees of $2.4 million mainly resulted from higher legal and consulting fees for business expansion and costs incurred in relation to the Corporation's action plan to address the Year 2000 issue.

     The Corporation's total assets at March 31, 1999, amounted to $23.2 billion, compared with $20.0 billion at March 31, 1998. A significant portion of the growth relates to the acquisitions made after March 31, 1998, in California, Illinois, and the Dominican Republic. Total assets at December 31, 1998, were $23.2 billion. At March 31, 1999, total loans amounted to $13.5 billion compared with $11.5 billion a year ago and $13.1 billion at December 31, 1998. Commercial loans reflected the largest growth, increasing $1.3 billion from the amount recorded at March 31, 1998.

     The allowance for loan losses amounted to $277 million as of March 31, 1999, or 2.06% of loans, compared with $218 million or 1.89% at the same date in 1998. At December 31, 1998, the allowance for loan losses totaled $267 million or 2.04% of loans. The allowance as a percentage of non-performing assets was 92.8% at March 31, 1999, compared with 102.0% at the end of the first quarter of 1998 and 90.3% at December 31, 1998.

     Non-performing assets were $298 million or 2.22% of ending loans at March 31, 1999,
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4-POPULAR, INC. 1999 FIRST QUARTER RESULTS


compared with $213 million or 1.85% at the end of the first quarter of 1998 and $296 million or 2.26% at December 31, 1998. The increase of $85 million from March 31, 1998 is mainly due to the $33 million in non-performing assets of the subsidiary bank in the Dominican Republic and higher non-performing commercial, mortgage and consumer loans resulting from the growth in these portfolios and the increase in bankruptcy filings.

     Total deposits rose to $13.6 billion at March 31, 1999, compared with $12.0 billion at March 31, 1998. At December 31, 1998, total deposits amounted to $13.7 billion.

     Borrowed funds increased to $7.4 billion at March 31, 1999, compared with $6.1 billion at the same date a year earlier. At December 31, 1998, borrowed funds totaled $7.3 billion. Borrowed funds were used to finance loan growth and arbitrage activities.

     At March 31, 1999, stockholders' equity was $1.70 billion, compared with $1.55 billion at the same date last year. Stockholders' equity was $1.71 billion at December 31, 1998.

     The market value of the Corporation's common stock at March 31, 1999, was $30.88 per share, compared with $29.35 at March 31, 1998, and $34.00 at December 31, 1998. The Corporation's market capitalization at March 31, 1999 was $4.2 billion, compared with $4.0 billion at March 31, 1998, and $4.6 billion at December 31, 1998. At March 31, 1999, the Corporation's common stock had a book value per share of $11.82.

     Popular Inc. is a bank holding company offering a full range of services through banking offices in Puerto Rico, the U.S. and British Virgin Islands, New York, Illinois, New Jersey, Florida, California, Texas and the Dominican Republic. The Corporation is also engaged in mortgage and consumer finance, lease financing, investment banking and broker/dealer activities, retail financial services and ATM processing services through its non-banking subsidiaries in Puerto Rico, the United States and Costa Rica.

     The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPP, respectively.



                                     * * *
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POPULAR, INC.
Financial Summary
(In thousands, except per share data)

                                                       Quarter Ended
                                                         March 31              First
                                                 -------------------------    Quarter    -----------
                                                                             1999-1998     Fourth
                                                                              Percent      Quarter
                                                    1999          1998       Variance       1998
                                                 -----------   -----------   ---------   -----------
Summary of Operations
Interest income................................     $444,195      $396,368     12.07%       $441,649
Interest expense...............................      207,956       183,664     13.23         210,774
                                                 -----------   -----------     -----     -----------

Net interest income............................      236,239       212,704     11.06         230,875
Provision for loan losses......................       35,771        33,565      6.57          35.457
                                                 -----------   -----------     -----     -----------

Net interest income after provision for loan
  losses.......................................      200,468       179,139     11.91         195,418

Other operating income.........................       86,889        66,415     30.83          74,556
Gain on sale of securities.....................          450           867                       465
Trading account profit (loss)..................         (282)          669                     1,167
                                                 -----------   -----------     -----     -----------

Total other income.............................       87,057        67,951     28.12          76,188

Salaries and benefits..........................       89,715        77,711     15.45          82,530
Profit sharing.................................        6,320         5,683     11.21           4,502
Amortization of intangibles....................        7,620         6,784                     7,337
Other operating expenses.......................       98,236        82,202     19.51          99,942
                                                 -----------   -----------     -----     -----------

Total operating expenses.......................      201,891       172,380     17.12         194,311
                                                 -----------   -----------     -----     -----------
Income before income tax and minority
  interest.....................................       85,634        74,710     14.62          77,295
Income tax.....................................       22,402        19,915     12.49          15,111
Net earnings (losses) of minority interest.....         (432)                                   (328)
                                                 -----------   -----------     -----     -----------

Net income.....................................      $63,664       $54,795     16.19         $62,512
                                                 ===========   ===========     =====     ===========

Net income applicable to common stock..........      $61,576       $52,708     16.82         $60,423
                                                 ===========   ===========     =====     ===========

Earnings per common share:(1)
  Net income...................................        $0.45         $0.39     15.38           $0.44
                                                       -----         -----     -----           -----

Average common shares outstanding(1)...........  135,709,287   135,435,096               135,637,327
Common shares outstanding at end of period(1)..  135,709,287   135,435,096               135,637,327

Selected Average Balances
Total assets...................................  $22,695,779   $19,485,912     16.47     $21,939,146
Loans..........................................   13,211,405    11,466,638     15.22      12,699,077
Earning assets.................................   21,542,123    18,340,991     17.45      20,697,007
Deposits.......................................   13,578,244    11,805,324     15.02      12,985,897
Interest-bearing liabilities...................   17,607,155    15,182,597     15.97      17,071,186
Stockholders' equity...........................    1,659,015     1,492,184     11.18       1,613,063

Selected Financial Data at Period-End
Total assets...................................  $23,174,075   $20,018,220     15.76     $23,160,357
Loans..........................................   13,458,542    11,543,169     16.59      13,078,795
Earning assets.................................   21,626,831    18,748,873     15.35      21,591,950
Deposits.......................................   13,576,672    12,005,800     13.08      13,672,214
Interest-bearing liabilities...................   18,058,535    15,619,792     15.61      17,793,647
Stockholders' equity...........................    1,704,482     1,546,238     10.23       1,709,113

Performance Ratios
Net interest yield*............................         4.39%         4.66%                     4.44%
Return on assets...............................         1.14          1.14                      1.13
Return on common equity........................        16.03         15.36                     15.84

Credit Quality Data
Nonperforming assets...........................     $298,480      $213,366     39.89        $295,876
Net loans charged-off..........................       25,904        27,508     -5.83          30,554
Allowance for loan losses......................      277,116       217,708     27.29         267,249
Non performing assets to total assets..........         1.29%         1.07%                     1.28%
Allowance for losses to loans..................         2.06          1.89                      2.04

 *  Not on a taxable equivalent basis
(1) Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1998.